Exhibit 23.5

                        Consent of Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Background of the Merger" in the Joint Proxy Statement/Prospectus that is part of the United Bankshares, Inc. (United) Registration Statement (Form S-4) for the registration of 4,760,953 shares of United's common stock and to the incorporation by reference therein of our report dated January 23, 1997 with respect to the consolidated financial statements of George Mason Bankshares, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP
                                                  ---------------------

Washington, D.C.
January 23, 1998